Exhibit 21.1

Howard Midstream Partners, LP

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation
HEP Pennsylvania Gathering, LLC	Delaware
HEP Tioga Gathering, LLC	Delaware
Howard Midstream Operating, LLC	Delaware
Howard Midstream OpCo GP, LLC	Delaware
Howard Midstream OpCo, LP	Delaware
Howard Marketing, LLC	Texas
Live Oak Rail Partners, LLC	Delaware
Live Oak Rail Operations, LLC	Texas
Live Oak Midstream Partners, LLC	Delaware
LOLC, LLC	Texas
Maverick Terminals, LLC	Texas
Maverick Terminals Brownsville, LLC	Delaware
Maverick Terminals Three Rivers, LLC	Delaware
Maverick Fuel Oil Terminal, LLC	Delaware
Texas Gas Marketing, LLC	Delaware
Texas Pipeline LLC	Texas
Texas Pipeline Processing, LLC	Texas
Texas Pipeline Webb County Rich System, LLC	Delaware
Texas Pipeline Webb County Lean System, LLC	Texas